Exhibit 3.3
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
BERKSHIRE HILLS BANCORP, INC.
(Pursuant to 8 Del. C. Section 242)
Berkshire Hills Bancorp, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:
FIRST: That at a meeting of the Board of Directors of the Company, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Company, declaring said amendment to be advisable and calling a meeting of stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Certificate of Incorporation of this Company to be amended by revising Article SIXTH, Paragraph A thereof, so that, as amended, said Article SIXTH, Paragraph A shall be and read as follows:
A.    The number of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The Directors shall be divided into three classes, as nearly equal in number as reasonably possible, with each Director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders following such initial classification and election, held before the 2017 annual meeting of stockholders, the class of Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. At each annual meeting of stockholders commencing with the 2017 annual meeting of stockholders, Directors elected to succeed those Directors whose terms then expire shall be elected for a term expiring at the next annual meeting of stockholders. Beginning with the 2020 annual meeting of stockholders, the foregoing classification of the Board of Directors shall cease. If the number of Directors is changed prior to the 2017 annual meeting of stockholders, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. If the number of Directors is increased at or following the 2020 annual meeting of stockholders, any additional Director elected to fill a vacancy resulting from such increase shall hold office for a term expiring at the next annual meeting of stockholders. In no case shall a decrease in the number of Directors remove or shorten the term of any incumbent Director. Each Director shall hold office for the term for which elected and until his or her successor shall have been duly elected and qualified.
RESOLVED, that the Certificate of Incorporation of this Company to be amended by revising Article SIXTH, Paragraph B thereof, so that, as amended, said Article SIXTH, Paragraph B shall be and read as follows:
B.    Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum, and Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires, except that Directors elected to fill vacancies after the 2020 annual meeting of stockholders shall hold office for a term expiring at the next annual meeting of stockholders. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.
    SECOND: That therafter, pursuant to resolution of its Board of Directors, the annual meeting of stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.